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                                                                     EXHIBIT 4.1


                          FIRST SUPPLEMENTAL INDENTURE

                           DATED AS OF AUGUST 1, 2002

                                       TO

                                    INDENTURE

                            DATED AS OF JULY 1, 1998

                       -----------------------------------


                                     BETWEEN

                               CUMULUS MEDIA INC.

                                       AND

                   U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE


                       -----------------------------------


                   10-3/8% SENIOR SUBORDINATED NOTES DUE 2008




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         FIRST SUPPLEMENTAL INDENTURE, dated as of August 1, 2002 (this "First
Supplemental Indenture"), between CUMULUS MEDIA INC., a Delaware corporation (the "Company") and U.S. BANK NATIONAL ASSOCIATION, as trustee and successor in interest to Firstar Bank of Minnesota, N.A. (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, Cumulus Media Inc., an Illinois corporation and predecessor to the Company (the "Predecessor"), certain subsidiary guarantors and Firstar Bank of Minnesota, N.A., as trustee, entered into an Indenture, dated as of July 1, 1998 (the "Indenture"), pursuant to which the Predecessor issued its 10-3/8% Senior Subordinated Notes due 2008 (the "Notes");

         WHEREAS, the Board of Directors of the Predecessor determined that it was in the best interests of the Predecessor and its securityholders to effect a reincorporation in order to change its state of incorporation from Illinois to Delaware (the "Reincorporation");

         WHEREAS, in order to effect the Reincorporation, the Board of Directors of the Predecessor proposed, and the shareholders of the Predecessor approved, a proposal by which the Predecessor would merge with and into the Company, a Delaware corporation and wholly owned subsidiary of the Predecessor (the "Merger"), pursuant to the terms of an Agreement and Plan of Merger, dated as of July 31, 2002 (the "Merger Agreement");

         WHEREAS, pursuant to Section 5.1 of the Indenture, the Predecessor may consolidate or merge with or into a "Surviving Entity" (as defined in the Indenture) if (i) the Surviving Entity is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all the obligations of the Predecessor under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction no Default or Event of Default exists; (iv) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Predecessor or any of its Subsidiary which becomes the obligation of the Predecessor or any of its Subsidiary as a result of such transaction as having been incurred at the time of such transaction), the Consolidated Net Worth of the Surviving Entity is equal to or greater than the Consolidated Net Worth of the Predecessor and its Subsidiaries immediately prior to such transaction and
(v) the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of
Section 4.9 of the Indenture;

         WHEREAS, the Merger was effective, and the Company became a successor to the Predecessor, as of 11:59 p.m., New York City time, on July 31, 2002;

         WHEREAS, the Company is incorporated under the laws of Delaware and, upon completion of the Merger, the Company assumed all the rights and obligations of the Predecessor under the Indenture and the Notes;


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         WHEREAS, pursuant to Section 5.2 of the Indenture, in the event of a consolidation or merger into a Surviving Entity, the Predecessor shall be relieved from its obligation to pay the principal of, and interest on, the Notes and from its obligations under the Indenture;

         WHEREAS, pursuant to Section 9.2 of the Indenture, the Predecessor and the Trustee may supplement the Indenture, without notice to or the consent of any Holder, to comply with Section 5.1 of the Indenture;

         WHEREAS, to evidence the assumption of the obligations under the Indenture and the Notes by Company and the release of the Predecessor from its liabilities and obligations under or with respect to the Notes and the Indenture in accordance with Sections 5.1 and 5.2 of the Indenture, the Company has agreed to execute and deliver this First Supplemental Indenture;

         WHEREAS, the Company, as Successor Entity to the Predecessor, has delivered, or caused to be delivered, to the Trustee, an Officers' Certificate and an Opinion of Counsel meeting the requirements of Sections 13.4 and 13.5 of the Indenture;

         NOW, THEREFORE, in consideration of the above premises, Company and the Trustee agree, for the benefit of the other, for the Predecessor and for the equal and ratable benefit of the Holders of the Notes, as follows:

                                   ARTICLE I.

                            ASSUMPTION OF OBLIGATIONS

         Section 1.01 Assumption of Obligations. The Company hereby fully and unconditionally assumes the due and punctual payment of the principal of, and interest on, the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture required to be performed by the Predecessor.

                                  ARTICLE II.

         Section 2.01 Release From Obligations. The Trustee, on behalf of the Holders of the Notes, hereby fully and unconditionally releases and relieves the Predecessor from all liabilities and obligations of any kind or nature upon, under or with respect to the Notes or the Indenture.

                                  ARTICLE III.

                            MISCELLANEOUS PROVISIONS

         Section 3.01 Terms Defined. For all purposes of this First Supplemental Indenture, capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture.

         Section 3.02 Effect of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be


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supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. In accordance with Section 9.2 of the Indenture, upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Company shall succeed to and be substituted for the Predecessor with the same effect as if the Company had been named therein as the party of the first part and the Predecessor shall be released and relieved as heretofore agreed.

         Section 3.03 Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

         Section 3.04 Confirmation of Indenture. Except as amended by this First Supplemental Indenture, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms shall remain in full force and effect. The Trustee has no responsibility for correctness of the recitals of facts herein contained, which shall be taken as the statements of Company, and makes no representations as to the validity or sufficiency of this First Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

         Section 3.05 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the "Act") that is required under the Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the provision of the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

         Section 3.06 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 3.07 Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

         Section 3.08 Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

         Section 3.09 Certain Duties and Responsible of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.


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         Section 3.10 Governing Law. This Supplemental Indenture, the Indenture
and the Notes shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         Section 3.11 Successors. All agreements of the Company in this First Supplemental Indenture shall bind its respective successors. All agreements of the Trustee in this First Supplemental Indenture shall bind the Holders of all Notes and all successors of the Trustee or such Holders.

         Section 3.12 Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

         Section 3.13 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the date of this First Supplemental Indenture in exchange or substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall (unless textually revised as hereinafter provided) be stamped or typewritten by the Trustee with a notation as follows:

         "Cumulus Delaware Inc., a Delaware corporation (the "Company"), has assumed the obligations of Cumulus Media Inc., an Illinois corporation (the "Predecessor"), as successor to the Predecessor in connection with the merger of the Predecessor with and into the Company. The Company has expressly assumed the due and punctual payment of the principal of, and interest on, the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Predecessor, and the Predecessor has been fully and unconditionally released and relieved from all liabilities and obligations of any kind or nature, upon, under or with respect to the Notes or the Indenture. The Indenture dated as of July 1, 1998 referred to in this Note has been amended by a First Supplemental Indenture dated as of August 1, 2002 to provide, among other things, for such assumptions of obligations by the Company and the release of the Predecessor from such obligations. Reference is hereby made to said First Supplemental Indenture, copies of which are on file with U.S. Bank, N.A., Minnesota, as Trustee, for a description of the amendments therein made."

         Any Notes hereafter authenticated and delivered in exchange or substitution for Notes then outstanding shall, if the Company so elects, be textually revised in a form approved by the Trustee to make reference to the First Supplemental Indenture and to reflect the amendment of the Indenture hereby instead of being stamped or typewritten as hereinabove provided.


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         Section 3.14 Notices. Effective concurrently with the effectiveness of this First Supplemental Indenture, the addresses for notices and communications for the Company and the Trustee under the Indenture shall be as follows:

         If to the Company:

              Cumulus Media Inc.
              3535 Piedmont Road
              Building 14, Fourteenth Floor
              Atlanta, Georgia  30305
              Telecopier:  (404) 443-0742
              Attention:  Lewis W. Dickey, Jr.

              with a copy to:

              Jones, Day, Reavis & Pogue
              3500 SunTrust Plaza
              303 Peachtree Street, N.E.
              Atlanta, Georgia  30308
              Telecopier:  (404) 581-8330
              Attention:  John E. Zamer, Esq.

         If to the Trustee:

              U.S. Bank National Association
              180 East Fifth Street
              St. Paul, Minnesota  55101
              Attention:  Corporate Trust Administration

         Section 3.15 Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall be effective as of the effective time of the Merger, as defined in the Merger Agreement.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK


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                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.


                                     CUMULUS MEDIA INC., a Delaware corporation


                                     By:  /s/ LEWIS W. DICKEY, JR.
                                          -------------------------------------
                                     Name:  Lewis W. Dickey, Jr.
                                     Title: Chairman, President and
                                            Chief Executive Officer



                                     U.S. BANK NATIONAL ASSOCIATION, as
                                         Trustee


                                     By:  /s/ RICHARD H. PROKOSCH
                                          -------------------------------------
                                     Name: Richard H. Prokosch
                                     Title: Vice President


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